Exhibit 10.2
SECOND AMENDMENT TO REIMBURSEMENT AGREEMENT
     This Second Amendment to Reimbursement Agreement (the “Second Amendment”) is made as of the 12 day of July, 2011 by and between Bank of America, N.A. (the “Lender”), a national banking association with offices at 100 Federal Street, Boston, Massachusetts 02110 and iRobot Corporation, a Delaware corporation with its principal place of business at 8 Crosby Drive, Bedford, Massachusetts 01730 (the “Borrower”) in consideration of the mutual covenants contained herein and benefits to be derived herefrom:
W I T N E S S E T H
     WHEREAS, the Lender and the Borrower, have entered into a certain loan arrangement, which loan arrangement is evidenced by, among other documents and instruments, a certain Reimbursement Agreement dated January 4, 2011 (as amended, the “Agreement”);
     WHEREAS, Borrower and the Lender have agreed to amend certain terms and provisions of the Agreement all as set forth herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Lender and the Borrower hereby agree as follows:
     1. All capitalized terms not otherwise defined herein shall have the same meaning as defined in the Agreement.
     2. The following definitions in Section 1.01 of the Agreement are hereby deleted in their entirety and replaced as indicated below:
     ““Applicable Rate” means a per annum rate as provided in the pricing grid provided below based upon the applicable ratio of Total Funded Debt to Adjusted EBITDA as shown on the most recent financial statements of the Borrower furnished to the Lender.

Total Funded
Debt/Adjusted	Letter of Credit
EBITDA	Margin	Base Rate Margin	Unused Fee
>2.0x	150 bps	0 bps	25 bps
1.0x to 2.0x	125 bps	0 bps	25 bps
<1.0x	100 bps	0 bps	25 bps
     “Maturity Date” means June 30, 2014.”
     3. The definition of Consolidated Tangible Net Worth is deleted from the definition in Section 1.01 and the following new definitions are added to Section 1.01 in alphabetical order:
     ““Consolidated Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders Equity of the Borrower and its Subsidiaries on that date.

“Total Funded Debt” means the aggregate outstanding amount of all Indebtedness of Borrower.”
     4. The definition of Permitted Acquisition in Section 1.01 is hereby amended by deleting the reference to “$15,000,000.00” and replacing it with “$40,000,000.00”.
     5. Section 7.11 of the Agreement is hereby amended by deleting subsections (a) and (b) and replacing them with the following:
“(a) Consolidated Net Worth. Permit Consolidated Net Worth at any time to be less than One Hundred Twenty Five Million ($125,000,000.00) Dollars.
(b) Total Funded Debt/Adjusted EBITDA. Permit the ratio of Total Funded Debt to Adjusted EBITDA to be greater than or equal to 2.25 x 1.0 measured quarterly on a trailing four quarter basis.”
     6. Except as expressly amended hereby, the remaining terms and conditions of the Agreement and all documents and instruments executed in connection therewith are hereby expressly ratified and confirmed.
     7. The Borrower acknowledges and agrees that it has no claims, counterclaims, off-sets, defenses or causes of action against the Lender through the date of this Second Amendment with respect to amounts outstanding under the Agreement. To the extent such claims, counterclaims, off-sets, defenses and/or causes of action should exist, whether known or unknown, at law or in equity, the Borrower hereby WAIVES same and RELEASES the Lender from any and all liability in connection therewith.
     8. Miscellaneous.
a. The Borrower shall execute and deliver to the Lender such additional documents, instruments, and agreements that the Lender may reasonably require in order to give effect to, and implement the terms and conditions of this Second Amendment.
b. This Second Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original and all of which together shall constitute one instrument.
c. This Second Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provision hereof.
d. The Borrower shall pay on demand all reasonable documented costs and expenses of the Lender including, without limitation, reasonable documented attorneys’ fees in connection with the preparation, negotiation, execution and delivery of the Second Amendment.

     9. It is intended that this Second Amendment take effect as an instrument under seal as of the date first written above.

Witnessed by:	IROBOT CORPORATION
/s/ Paul Tavalone	By:	/s/ John Leahy
		Name:	John Leahy
		Title:	EVP, Chief Financial Officer
(signatures continued on next page)

BANK OF AMERICA, N.A.
By:	/s/ Scott W. Vokey
	Name:	Scott W. Vokey
	Title:	Senior Vice President

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